Exhibit 99.1

News Release
Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Second Quarter Results
     HOUSTON, Texas – July 27, 2007. Baker Hughes Incorporated (BHI – NYSE; EBS) today announced that net income for the second quarter 2007 was $349.6 million or $1.09 per diluted share compared to $1,395.0 million or $4.14 per diluted share for the second quarter 2006 and $374.7 million or $1.17 per diluted share for the first quarter 2007.
     Operating profit, which is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified items, was $349.6 million or $1.09 per diluted share for the second quarter of 2007 compared to $359.8 million or $1.07 per diluted share for the second quarter 2006 and $374.7 million or $1.17 per diluted share for the first quarter 2007. The operating profit for the second quarter of 2006 excludes the pre-tax gain of $1,743.5 million ($1,035.2 million after-tax) from the sale of our 30% interest in WesternGeco in April 2006 for $2.4 billion in cash. There were no other items identified for exclusion in calculating operating profit in the first or second quarter of 2007 or any other quarter of 2006. Income from continuing operations is reconciled to operating profit in the section titled “Reconciliation of GAAP and Operating Profit” in this news release.
     The results for the second quarter of 2007 include $9.3 million ($0.03 per diluted share) of additional taxes and related interest and penalties associated with disallowed tax deductions, taken in previous years, arising from the previously announced resolution of investigations with the Securities and Exchange Commission and the Department of Justice.
     Revenue for the second quarter 2007 was $2,537.5 million, up 15% compared to $2,203.3 million for the second quarter 2006 and up 3% compared to $2,472.8 million for the first quarter 2007.

     Chad C. Deaton, Baker Hughes chairman and chief executive officer said, “A 21% year-over-year increase in revenue in the second quarter from outside North America was partially offset by weaker activity in Canada and the U.S. offshore market. Net income in the quarter was impacted by lower profit from our Drilling and Evaluation business in Canada. In response to the weakness in Canada, we have adjusted our staffing levels, relocating key personnel to markets which are showing better prospects for near-term growth while preserving our ability to respond to future increases in customer spending.
     “In North America, we expect drilling to remain at or near current levels but there are a number of factors that could drive short-term volatility. We believe that any correction in drilling activity due to economic or weather events will unmask the impact of the high decline rates of U.S. natural gas production and that the market will rebalance.
     “We believe that we are experiencing a multi-year expansion in oil and gas exploration, completion and production expenditures, particularly outside of North America. Baker Hughes will continue to invest in the people, technology and infrastructure necessary to support this expansion. Our company has made good progress over the past two years in our targeted countries through the introduction of new technologies, improvement of our reliability and execution, and implementation of our regional organization. We are, however, not satisfied with the incremental profits we delivered in the second quarter, and we are focused on improving our productivity and efficiency while enhancing our ability to grow both the top and bottom line.”
     During the second quarter 2007, debt decreased $7.5 million to $1,073.8 million, and cash and short-term investments decreased $76.2 million to $839.8 million. In the second quarter 2007, the company’s capital expenditures were $276.4 million, depreciation and amortization was $126.1 million and dividend payments were $41.6 million.
     During the second quarter of 2007, the company repurchased 1.2 million shares of common stock at an average price of $82.26 per share for a total of $98.8 million. On July 26, 2007 the company’s Board of Directors authorized a plan to repurchase $1 billion of the company’s common stock in addition to the existing stock repurchase plan. As of July 26, 2007, the company had authorization remaining to repurchase approximately $1.212 billion of common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	June 30,		March 31,
UNAUDITED	2007	2006	2007
Revenues:
Sales	$1,259.0	$1,120.6	$1,200.9
Services and rentals	1,278.5	1,082.7	1,271.9

Total revenues	2,537.5	2,203.3	2,472.8

Costs and Expenses:
Cost of sales	782.7	661.5	733.5
Cost of services and rentals	772.1	679.1	750.3
Research and engineering	92.6	82.0	91.6
Selling, general and administrative	353.0	292.2	337.2

Total costs and expenses	2,000.4	1,714.8	1,912.6

Operating income	537.1	488.5	560.2
Equity in income of affiliates	0.2	11.3	0.2
Gain on sale of interest in affiliate	—	1,743.5	—
Interest expense	(16.2)	(17.0)	(16.8)
Interest and dividend income	10.7	24.2	11.5

Income from continuing operations before income taxes	531.8	2,250.5	555.1
Income taxes	(182.2)	(855.5)	(180.4)

Income from continuing operations	349.6	1,395.0	374.7
Income from discontinued operations, net of tax	—	—	—

Net income	$349.6	$1,395.0	$374.7

Basic earnings per share:
Income from continuing operations	$1.10	$4.15	$1.17
Income from discontinued operations	—	—	—

Net income	$1.10	$4.15	$1.17

Diluted earnings per share:
Income from continuing operations	$1.09	$4.14	$1.17
Income from discontinued operations	—	—	—

Net income	$1.09	$4.14	$1.17

Weighted average shares outstanding, basic (thousands)	319,106	335,830	319,124
Weighted average shares outstanding, diluted (thousands)	321,307	337,364	321,020

Depreciation and amortization expense	$126.1	$104.6	$119.8

Capital expenditures	$276.4	$208.1	$262.0

Financial Information
Consolidated Statements of Operations

	Six Months Ended
(In millions, except per share amounts)	June 30,
UNAUDITED	2007	2006
Revenues:
Sales	$2,459.9	$2,157.1
Services and rentals	2,550.4	2,108.2

Total revenues	5,010.3	4,265.3

Costs and Expenses:
Cost of sales	1,516.2	1,283.4
Cost of services and rentals	1,522.4	1,328.3
Research and engineering	184.2	160.4
Selling, general and administrative	690.2	564.3

Total costs and expenses	3,913.0	3,336.4

Operating income	1,097.3	928.9
Equity in income of affiliates	0.4	59.5
Gain on sale of interest in affiliate	—	1,743.5
Interest expense	(33.0)	(33.5)
Interest and dividend income	22.2	31.5

Income from continuing operations before income taxes	1,086.9	2,729.9
Income taxes	(362.6)	(1,016.1)

Income from continuing operations	724.3	1,713.8
Income from discontinued operations, net of tax	—	20.4

Net income	$724.3	$1,734.2

Basic earnings per share:
Income from continuing operations	$2.27	$5.06
Income from discontinued operations	—	0.06

Net income	$2.27	$5.12

Diluted earnings per share:
Income from continuing operations	$2.26	$5.04
Income from discontinued operations	—	0.06

Net income	$2.26	$5.10

Weighted average shares outstanding, basic (thousands)	319,115	338,551
Weighted average shares outstanding, diluted (thousands)	321,163	340,043

Depreciation and amortization expense	$245.9	$204.7

Capital expenditures	$538.4	$367.2

Reconciliation of GAAP and Operating Profit1
     The following table reconciles GAAP and operating profit referenced in this news release.
Reconciliation of GAAP and Operating Profit1
(for the three months ended June 30, 2006)

	Profit		Profit	Diluted
UNAUDITED	Before		After	Earnings
(In millions except earnings per share)	Tax	Tax	Tax	Per Share

Income from continuing operations (GAAP)	$2,250.5	$(855.5)	$1,395.0	$4.14
Less certain identified items:
Gain on sale of interest in WesternGeco	1,743.5	(708.3)	1,035.2	3.07

Operating results, excluding the impact of certain identified items	$507.0	$(147.2)	$359.8	$1.07

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no other items identified for exclusion in calculating operating profit in 2007 or any other quarter of 2006. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profit for historical periods can be found on the company’s website at www.bakerhughes.com/investor in the “Financial Information” section.
Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	June 30,			March 31,
(In millions)	2007	2006		2007
Income from continuing operations before income taxes	$531.8	$2,250.5	[2]	$555.1
Gain on sale of interest in affiliate	—	(1,743.5)		—

Operating income (Income from continuing operations before income taxes excluding gain on sale of interest in WesternGeco)	531.8	507.0		555.1
Interest expense	16.2	17.0		16.8

Earnings before interest expense and taxes (EBIT)	548.0	524.0		571.9
Depreciation and amortization expense	126.1	104.6		119.8

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$674.1	$628.6		$691.7

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Includes the pre-tax gain on the sale of our interest in WesternGeco sold to Schlumberger on April 28, 2006.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	June 30, 2007	December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$654.6	$750.0
Short-term investments	185.2	353.7
Accounts receivable, net	2,158.5	2,055.1
Inventories	1,698.8	1,528.8
Deferred income taxes	174.9	167.8
Other current assets	118.3	112.4

Total current assets	4,990.3	4,967.8

Property, net	2,063.1	1,800.5
Goodwill	1,350.1	1,347.0
Intangible assets, net	181.6	190.4
Other assets	414.2	400.0

Total assets	$8,999.3	$8,705.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$579.7	$648.8
Short-term borrowings	2.2	1.3
Accrued employee compensation	362.9	484.2
Income taxes	63.2	150.0
Other accrued liabilities	219.7	337.6

Total current liabilities	1,227.7	1,621.9

Long-term debt	1,071.6	1,073.8
Deferred income taxes and other tax liabilities	389.0	300.2
Liabilities for pensions and other postretirement benefits	346.9	339.3
Other liabilities	110.9	127.6

Stockholders’ Equity:
Common stock	319.7	319.9
Capital in excess of par value	1,568.4	1,600.6
Retained earnings	4,111.8	3,509.6
Accumulated other comprehensive loss	(146.7)	(187.2)

Total stockholders’ equity	5,853.2	5,242.9

Total liabilities and stockholders’ equity	$8,999.3	$8,705.7

Segment Highlights
     We report our operating results under two segments: Drilling and Evaluation, and Completion and Production. In April 2006, we sold our 30% interest in the WesternGeco seismic joint venture to Schlumberger. Historical information on these segments from the first quarter of 2001 through the second quarter of 2007 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
     Operational highlights for the three months ended June 30, 2007, June 30, 2006 and March 31, 2007 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended June 30, 2007 and 2006)

	Revenue		Operating Profit Before Tax[1]
	Q2 2007	Q2 2006	Q2 2007	Q2 2006

Drilling and Evaluation	$1,278.7	$1,118.4	$328.5	$290.1
Completion and Production	1,258.7	1,084.9	266.9	248.2

Oilfield Operations	2,537.4	2,203.3	595.4	538.3
WesternGeco	—	—	—	10.8

Total Oilfield	2,537.4	2,203.3	595.4	549.1

Interest expense	—	—	(16.2)	(17.0)
Interest and dividend income	—	—	10.7	24.2
Corporate and other	0.1	—	(58.1)	(49.3)

Corporate, net interest and other	0.1	—	(63.6)	(42.1)

Total	$2,537.5	$2,203.3	$531.8	$507.0

Comparison of Quarters — Sequential
(For the Three Months Ended June 30, 2007 and March 31, 2007)

	Revenue		Operating Profit Before Tax[1]
	Q2 2007	Q1 2007	Q2 2007	Q1 2007

Drilling and Evaluation	$1,278.7	$1,288.5	$328.5	$366.6	[2]
Completion and Production	1,258.7	1,184.2	266.9	246.4

Oilfield Operations	2,537.4	2,472.7	595.4	613.0	[2]
WesternGeco	—	—	—	—

Total Oilfield	2,537.4	2,472.7	595.4	613.0	[2]

Interest expense	—	—	(16.2)	(16.8)
Interest and dividend income	—	—	10.7	11.5
Corporate and other	0.1	0.1	(58.1)	(52.6)

Corporate, net interest and other	0.1	0.1	(63.6)	(57.9)

Total	$2,537.5	$2,472.8	$531.8	$555.1	[2]

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after-tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no other items identified for exclusion in calculating operating profit in 2007 or any other quarter of 2006. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in the section titled Reconciliation of GAAP and Operating Profit in this news release. Reconciliation of GAAP and operating profit for historical periods can be found on the company’s website at www.bakerhughes.com/investor in the “Financial Information” section.

[2]	In the first quarter of 2007 Baker Atlas increased the depreciable lives of certain assets. The pretax impact of this change is a reduction to cost of services and rentals of approximately $6.0 million per quarter.

Oilfield Operations
     Unless otherwise noted, all comments in this section refer to Oilfield Operations, excluding WesternGeco.
     The following table details the percentage change in revenue in the second quarter 2007 compared to the second quarter 2006 and first quarter 2007.
Comparison of Revenue
(For the Three Months Ended June 30, 2007 Compared to the
Three Months Ended June 30, 2006 and March 31, 2007)
UNAUDITED

	June 30, 2006	March 31, 2007

Baker Atlas	19%	1%

Baker Hughes Drilling Fluids	0%	1%

Hughes Christensen	4%	(3)%

INTEQ	23%	(2)%

Drilling & Evaluation Segment	14%	(1)%

Baker Oil Tools	18%	6%

Baker Petrolite	11%	3%

Centrilift	20%	14%

Completion & Production Segment[1]	16%	6%

Oilfield Operations	15%	3%

[1]	Includes the ProductionQuest business unit
     Oilfield Operations revenue was up 15% in the second quarter of 2007 compared to the second quarter of 2006, and up 3% sequentially compared to the first quarter of 2007. Operating profit before tax was up 11% compared to the second quarter of 2006 and down 3% sequentially compared to the first quarter of 2007. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 17%. The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the second quarter of 2007 was 23% compared to 24% in the second quarter of 2006 and 25% in the first quarter of 2007.
Drilling and Evaluation
     Drilling and Evaluation revenue was up 14% in the second quarter of 2007 compared to the second quarter of 2006, and down 1% sequentially compared to the first quarter of 2007. Segment revenue was impacted by decreases in customer activity in Canada and in the U.S. offshore compared to both the second quarter of 2006 and the first quarter of 2007. Results for Baker Hughes Drilling Fluids were impacted by changes in their product mix and share losses in certain markets. At Baker Atlas, significant increases in international revenue offset weaker wireline sales in North America. Operating profit before tax in the second quarter of 2007 was up 13% compared to the second quarter of 2006 and down 10% sequentially compared to the first quarter of 2007. The quarterly year-over-year incremental pre-tax margin was 24%. The pre-tax operating margin in both the second quarter of 2007 and 2006 was 26%, compared to 28% in the first quarter of 2007. Segment operating profit in the second quarter of 2007 was negatively impacted by an increase in repair and maintenance costs at INTEQ of approximately $10.0 million compared to the first quarter of 2007.
Completion and Production
     Completion and Production revenue was up 16% in the second quarter of 2007 compared to the second quarter of 2006 and up 6% sequentially compared to the first quarter of 2007. Operating profit before tax in the second quarter of 2007 was up 8% compared to both the second quarter of 2006 and to the first quarter of 2007. The quarterly year-over-year incremental pre-tax margin was 11%. The pre-tax operating margin in the second quarter of 2007 was 21% compared to 23% in the second quarter of 2006 and 21% in the first quarter of 2007.
Corporate and Other
     Corporate and other expense was up $8.8 million in the second quarter of 2007 compared to the second quarter of 2006 due primarily to an increase in headcount and related expenses. Sequentially, from the first quarter of 2007, corporate and other expense was up $5.5 million due primarily to unfavorable foreign exchange.

Geographic Highlights
     Revenue by geographic area for the three months ended June 30, 2007, March 31, 2007 and June 30, 2006, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section.
Revenue by Geography
(For the Three Months Ended June 30, 2007, March 31, 2007, and June 30, 2006)

					Total
	North	Latin	Europe, Africa,	Middle East, Asia	Oilfield
Three Months Ended	America[1]	America[2]	CIS[3]	Pacific[4]	Operations

June 30, 2007	$1,049.7	$237.8	$765.3	$484.6	$2,537.4

March 31, 2007	1,072.7	232.7	703.5	463.8	2,472.7

June 30, 2006	975.0	198.7	604.0	425.6	2,203.3

[1]	United States and Canada.

[2]	Mexico, Central America and South America.

[3]	Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4]	Middle East and Asia Pacific, including Egypt.
     North America revenue increased 8% in the second quarter of 2007 compared to the second quarter of 2006 and decreased 2% sequentially compared to the first quarter of 2007. Activity in North America was impacted by significant declines in drilling activity in Canada, where the rig count was down 51% for the second quarter of 2007 compared to the second quarter of 2006 and down 72% compared to the first quarter of 2007, and the U.S. offshore, where the rig count was down 20% for the second quarter of 2007 compared to the second quarter of 2006 and down 7% compared to the first quarter of 2007 Latin America revenue increased 20% in the second quarter of 2007 compared to the second quarter of 2006 and increased 2% compared to the first quarter of 2007. Europe, Africa, and CIS revenue increased 27% in the second quarter of 2007 compared to the second quarter of 2006, and increased 9% sequentially compared to the first quarter of 2007 with strong revenue from the UK, Norway and Russia. Middle East and Asia Pacific revenue increased 14% in the second quarter of 2007 compared to the second quarter of 2006 and increased 5% sequentially compared to the first quarter of 2007.

Outlook
          The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any expected stock repurchases, acquisition, disposition, merger, joint venture, or other transaction or event that could occur in the future.
o	Outside North America revenue for the year 2007 is expected to be up between 19% and 21% compared to the year 2006.

o	Corporate and other expenses, excluding interest expense and interest and dividend income, are expected to be between $235 million and $255 million for the year 2007.

o	Capital spending is expected to be between $1.1 billion and $1.2 billion for the year 2007.

o	Depreciation and amortization expense is expected to be between $500 million and $530 million for the year 2007.

o	The tax rate on operating results for the year 2007 is expected to be between 32.5% and 33.5% reflecting the charge associated with the disallowed tax deductions disclosed in this news release. The tax rate for the second half of 2007 is expected to be between 32% and 33%.
Conference Call
          The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Friday, July 27, 2007. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Friday, August 10, 2007. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 3783622. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
          This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,”

“if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2006; the Company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
     Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
     These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
     Oil and gas market conditions – the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
     Pricing, market share and contract terms – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
     Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.
     Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to the activities of the monitor appointed in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”); outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes being incurred as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carryforwards and tax credits.
     Economic conditions – worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general;

our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
     Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS